EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-86686, 333-86688, 333-53278, 033-88634, 333-41632, 333-41634, 333-41670, 333-28459, 333-07831 and 033-88638 of Maxwell Technologies, Inc. on Form S-8 and Registration Statement No. 333-118849 on Form S-3 of our report dated March 29, 2004, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 87, as amended), appearing in this Annual Report on Form 10-K of Maxwell Technologies, Inc. for the year ended December 31, 2004.

/S/    DELOITTE & TOUCHE, LLP

San Diego, California

March 18, 2005